Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Fourth Quarter 2014 Results

CHATTANOOGA, Tenn. (February 3, 2015) - Unum Group (NYSE: UNM) today reported a net loss of $279.1 million ($1.11 per common share) for the fourth quarter of 2014, compared to net income of $221.2 million ($0.84 per common share) for the fourth quarter of 2013.
Included in the net loss for the fourth quarter of 2014 is an after-tax reserve charge of $453.8 million ($1.80 per common share) in the long-term care closed block, as well as the amortization of prior period actuarial losses on the Company’s pension plans, a settlement loss from a pension plan amendment, and a net realized investment loss, the combined impact of which resulted in an after-tax loss of $54.1 million ($0.21 per common share). The fourth quarter of 2013 included reserve adjustments for a reserve increase related to unclaimed death benefits ($62.1 million after-tax, or $0.24 per common share) and a reserve reduction related to group life waiver of premium benefits ($55.2 million after-tax, or $0.21 per common share), as well as a net realized investment gain and a non-operating retirement-related loss, the combined impact of which resulted in a net after-tax gain of $4.3 million ($0.02 per common share). Additional details regarding the long-term care closed block reserve charge and pension plan amendment loss are included in the Other Information section of this release.
Adjusting for the items above, operating income on an after-tax basis was $228.8 million ($0.90 per common share) in the fourth quarter of 2014, compared to $223.8 million ($0.85 per common share) in the fourth quarter of 2013.
“I am very pleased with the way we finished 2014, with continued solid margins in our core businesses and one of the strongest quarterly premium growth rates we’ve seen in many years,” said Thomas R. Watjen, president and chief executive officer. “Our top line growth was driven by a balance of strong sales results, solid persistency and continued success with our ongoing renewal and re-pricing actions. Today’s low interest rate environment, though, creates significant challenges for us and for our industry, and we are taking the steps within our core businesses to maintain the solid margins and financial flexibility we’ve worked so hard to attain. In our Closed Block, we strengthened our long-term care reserves this quarter to better position this business for a sustained, difficult environment.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
    Unum US reported operating income of $212.4 million in the fourth quarter of 2014, compared to operating income of $226.7 million in the fourth quarter of 2013. The year ago results included an adjustment to the unclaimed death benefit reserve and a reserve reduction related to group life waiver of premium benefits totaling $9.6 million before taxes. Excluding these reserve adjustments, the Unum US segment reported operating income of $217.1 million for the fourth quarter of 2013. Premium income for the segment increased 5.8 percent to $1,186.8 million in the fourth quarter of 2014, compared to premium income of $1,121.3 million in the fourth quarter of 2013.
Within the Unum US operating segment, the group disability line of business reported a 3.2 percent decline in operating income, with $66.7 million in the fourth quarter of 2014 compared to $68.9 million in the fourth quarter of 2013. Premium income in group disability increased 5.7 percent to $540.8 million in the fourth quarter of 2014, compared to $511.4 million in the fourth quarter of 2013, primarily due to favorable persistency, premium rate increases, and improved sales growth in recent quarters. Net investment income declined marginally to $132.9 million in the fourth quarter of 2014, compared to $133.9 million in the fourth quarter of 2013, primarily due to a decrease in the level of invested assets supporting this line of business and a decline in yields, which were partially offset by higher miscellaneous net investment income. The benefit ratio for the fourth quarter of 2014 was 83.7 percent, compared to 83.2 percent in the fourth quarter of 2013, primarily reflecting the impact of a reduction of 50 basis points to the group long-term disability new claim discount rate. Group long-term disability sales increased 38.7 percent to $116.1 million in the fourth quarter of 2014, compared to $83.7 million in the fourth quarter of 2013. Group short-term disability sales increased 10.1 percent to $60.1 million in the fourth quarter of 2014, compared to $54.6 million in the fourth quarter of 2013. Persistency in the group long-term disability line of business improved to 90.6 percent for full year 2014, compared to 87.2 percent for full year 2013. Persistency in the group short-term disability line of business was 89.6 percent for full year 2014, compared to 88.0 percent for full year 2013.
The group life and accidental death and dismemberment line of business reported operating income of $60.4 million in the fourth quarter of 2014, compared to $98.3 million in the fourth quarter of 2013, including the $35.9 million net adjustment related to the unclaimed death benefits reserve and the group life waiver reserve. Excluding these reserve adjustments, operating income was $62.4 million for the fourth quarter of 2013. Premium income for this line of business increased 6.7 percent to $355.1 million in the fourth quarter of 2014, compared to $332.9 million in the fourth quarter of 2013, reflecting higher sales trends in recent quarters and improved persistency. The benefit ratio in the fourth quarter of 2014 was 70.8 percent, compared to 59.2 percent in the fourth quarter of 2013. Excluding the reserve adjustments previously noted the benefit ratio was 70.0 percent for the fourth quarter of 2013. Sales of group life and accidental death and dismemberment products increased 26.8 percent in the fourth quarter of 2014 to $127.6 million, compared to $100.6 million in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

the fourth quarter of 2013. Persistency in the group life line of business improved to 90.8 percent for full year 2014, compared to 88.1 percent for full year 2013.
The supplemental and voluntary line of business reported operating income of $85.3 million in the fourth quarter of 2014, compared to $59.5 million in the fourth quarter of 2013, including an adjustment to the unclaimed death benefit reserve of $26.3 million. Excluding this reserve adjustment, this line of business reported operating income of $85.8 million for the fourth quarter of 2013. Premium income for supplemental and voluntary increased 5.0 percent to $290.9 million in the fourth quarter of 2014, compared to $277.0 million in the fourth quarter of 2013. Net investment income declined by 4.1 percent to $58.0 million in the fourth quarter of 2014 compared to $60.5 million in the fourth quarter of 2013 due to a decrease in yield on invested assets and lower miscellaneous net investment income, partially offset by an increase in the level of invested assets. The interest adjusted loss ratio for the individual disability product line in the fourth quarter of 2014 was 30.8 percent compared to 30.7 percent in the fourth quarter of 2013, reflecting generally stable claim experience. The benefit ratio for voluntary benefits was 46.2 percent in the fourth quarter of 2014, compared to 66.1 percent in the fourth quarter of 2013, or 49.8 percent excluding the reserve adjustment previously noted, reflecting favorable experience in the disability and life product lines. Relative to the fourth quarter of 2013, sales in the voluntary benefits line of business increased 20.8 percent in the fourth quarter of 2014 to $48.8 million. Sales in the individual disability line of business increased 3.2 percent in the fourth quarter of 2014 to $16.1 million. Persistency in the individual disability product line was 90.0 percent for full year 2014, compared to 90.5 percent for full year 2013. Persistency in the voluntary benefits product line was 77.6 percent for full year 2014, compared to 77.0 percent for full year 2013.
Unum UK Segment
Unum UK reported operating income of $38.2 million in the fourth quarter of 2014, an increase of 6.4 percent from $35.9 million in the fourth quarter of 2013. In local currency, operating income increased by 8.6 percent for the fourth quarter of 2014 to £24.1 million, compared to £22.2 million in the fourth quarter of 2013.
Premium income increased 8.0 percent to $148.9 million in the fourth quarter of 2014, compared to $137.9 million in the fourth quarter of 2013. In local currency, premium income increased 10.5 percent to £94.0 million in the fourth quarter of 2014, compared to £85.1 million in the fourth quarter of 2013, reflecting an increased retention level in our reinsurance program for certain of our group life products as well as premium rate increases and improved persistency. The benefit ratio in the fourth quarter of 2014 was 68.9 percent, compared to 73.0 percent in the fourth quarter of 2013, reflecting growth in premium income and favorable risk experience in the group long-term disability and group life lines of business.
Persistency in the group long-term disability line of business improved to 90.1 percent for full year 2014, compared to 82.2 percent for full year 2013. Persistency in the group life line of business improved to 76.0 percent for full year 2014, compared to 66.7 percent for full year 2013. Sales increased 24.0 percent to $25.3 million in the fourth quarter of 2014, compared to $20.4 million in the fourth quarter of 2013. In local

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

currency, sales for the fourth quarter of 2014 increased 27.8 percent to £16.1 million, compared to £12.6 million in the fourth quarter of 2013.
Colonial Life Segment
Colonial Life reported operating income of $74.3 million in the fourth quarter of 2014, compared to $49.3 million in the fourth quarter of 2013, including an adjustment to the unclaimed death benefit reserve of $20.1 million. Excluding this reserve adjustment, the Colonial Life segment reported operating income of $69.4 million for the fourth quarter of 2013.
Premium income for the fourth quarter of 2014 increased 4.2 percent to $321.1 million, compared to $308.1 million in the fourth quarter of 2013, driven by strong sales growth and improved persistency. Net investment income increased to $37.9 million in the fourth quarter of 2014, compared to $35.1 million in the fourth quarter of 2013, reflecting higher miscellaneous net investment income and higher levels of invested assets, partially offset by a decline in the portfolio yield. The benefit ratio in the fourth quarter of 2014 was 52.3 percent, compared to 58.9 percent in the fourth quarter of 2013, or 52.4 percent excluding the reserve adjustment previously noted. The relatively stable benefit ratio reflected improved claims experience in the cancer and critical illness product line which offset less favorable experience in the life and accident, sickness, and disability product lines.
Sales increased 15.7 percent to $161.7 million in the fourth quarter of 2014 from $139.8 million in the fourth quarter of 2013, with strong sales trends in both the core commercial and public sector market segments.
Closed Block Segment
The Closed Block segment reported an operating loss of $668.2 million in the fourth quarter of 2014, compared to operating income of $26.8 million in the fourth quarter of 2013. Excluding the before-tax reserve charge of $698.2 million for the long-term care business, the Closed Block segment reported operating income of $30.0 million in the fourth quarter of 2014.
Premium income for this segment declined 3.8 percent in the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily due to expected policy terminations and maturities. Net investment income declined by 1.3 percent to $323.6 million in the fourth quarter of 2014, compared to $327.7 million in the fourth quarter of 2013, primarily due to a decline in yields and lower miscellaneous net investment income which was partially offset by an increase in the level of invested assets supporting this segment. The interest adjusted loss ratio for the individual disability line of business was 81.0 percent in the fourth quarter of 2014, compared to 85.7 percent in the fourth quarter of 2013, reflecting slightly lower new claim incidence in the fourth quarter of 2014 and a slight reduction in the claim reserve discount rate in the fourth quarter of 2013. The interest adjusted loss ratio for the long-term care line of business was 89.6 percent in the fourth quarter of 2014, excluding the reserve charge, compared to 89.3 percent in the fourth quarter of 2013.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Corporate Segment
The Corporate segment reported an operating loss of $31.5 million for the fourth quarter of 2014 and a loss of $39.8 million for the fourth quarter of 2013.

OTHER INFORMATION
Long-term Care Closed Block Reserve Charge
Policy reserves for the long-term care block of business are determined using the gross premium valuation method and, prior to the fourth quarter of 2014, were valued based on assumptions established as of December 31, 2011, the date of the initial loss recognition. Gross premium valuation assumptions do not change after the date of loss recognition unless reserves are again determined to be deficient. The Company undertakes a review of policy reserve adequacy annually during the fourth quarter of each year, or more frequently if appropriate, using best estimate assumptions as of the date of the review.
Included in the fourth quarter of 2014 review was an analysis of the reserve discount rate, mortality, morbidity, persistency, and premium rate increase assumptions. The analysis of reserve discount rate assumptions considered the continued historic low interest rate environment, future market expectations, and the Company’s view of future portfolio yields. The assumptions established in 2011 were set at a level that the Company estimated would be sustainable in a low interest rate environment for three to five years, with improvements in market yields beginning after the third year. Since that time, however, interest rates have continued to hover near historic lows, and credit spreads have tightened. The Company’s assumption update for mortality incorporates the last three years of Company-specific experience and emerging trends as well as industry data, where available and appropriate, and reflects improvements in life expectancies beyond what was initially anticipated in 2011. Morbidity assumptions were updated to reflect trends from the Company’s own emerging experience in claim incidence and terminations, as well as trends based on available and appropriate industry data and studies. Premium rate increase assumptions were updated to reflect progress-to-date and the Company’s on-going rate increase strategy.
Based on the Company’s analysis, as of December 31, 2014 the Company lowered the discount rate assumption to reflect the low interest rate environment and our revised expectation of future investment portfolio yield rates. The Company’s revised assumptions anticipate the low interest rate environment persisting for the next three to five years, with a return to more historical averages over the following five year period. The Company updated its mortality assumptions to reflect emerging experience due to an increase in life expectancies which increases the ultimate number of people who will utilize long-term care benefits and also lengthens the amount of time a claimant may receive long-term care benefits.  Morbidity assumptions were changed to reflect emerging industry experience as well as the Company’s own experience, and the projection of future premium rate increase approvals was updated. Using revised best estimate assumptions, as of December 31, 2014 the Company determined that policy and claim reserves should be increased $698.2 million to reflect the current estimate of future benefit obligations. This charge decreased fourth quarter of 2014 net income $453.8 million.
Settlement Loss from Pension Plan Amendment
In September 2014, the Company amended its U.S. qualified defined benefit pension plan to allow a limited-time offer of benefit payouts to eligible former employees with a vested right to a pension benefit.  The offer provided eligible former employees, regardless of age, with an option to elect to receive a lump-sum settlement of his or her entire accrued pension

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

benefit in December 2014 or to elect receipt of monthly pension benefits commencing in January 2015.  The Company accounted for the lump-sum payouts as settlements and recognized a loss of $64.4 million before tax, or $41.9 million after tax, during the fourth quarter of 2014.
Capital Management
At December 31, 2014, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was in excess of 400 percent, and cash and marketable securities in the holding companies equaled $575 million.
Book Value
Book value per common share as of December 31, 2014 was $33.90, compared to $33.30 at December 31, 2013.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2015 to be in the outlook range announced in December 2014 of two percent to five percent.

NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures of “operating revenue,” “before-tax operating income” or “before-tax operating loss,” “after-tax operating income,” and “after-tax operating loss” differ from total revenue, income (loss) before income tax, and net income (loss) as presented in our consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses, non-operating retirement-related gains or losses, and certain other items as specified in the reconciliations below. We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments. Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses. Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses. We believe that excluding the amortization of prior period gains or losses, as well as the settlement loss from our pension plan amendment, from operating income or loss provides investors with additional information for comparison and analysis of our operating results. Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business, these gains or losses impact the overall profitability of our

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We believe that excluding the 2014 costs related to the early retirement of debt is appropriate because in conjunction with the debt redemption, we recognized in realized investment gains and losses a deferred gain from previously terminated derivatives which were associated with the hedge of this debt. The amount recognized as a realized investment gain, which basically offsets the cost of the debt redemption, is also excluded from our non-GAAP financial measures since we analyze our performance excluding amounts reported as realized investment gains or losses. We believe it provides investors with a more realistic view of our overall profitability if we are consistent in excluding both the cost of the debt retirement as well as the gain on the hedge of the debt.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, February 4 at 10:00 A.M. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 289-0463 for U.S. and Canada (pass code 9665135). For international, the dial-in number is (913) 312-0407 (pass code 9665135). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, February 11. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 9665135.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2014 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2013, and our subsequently filed Forms 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
###

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group

FINANCIAL HIGHLIGHTS

(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Operating Revenue	$2,653.0	$2,576.9	$10,493.6	$10,347.0
Net Realized Investment Gain (Loss)	(17.3)	9.3	16.1	6.8
Total Revenue	$2,635.7	$2,586.2	$10,509.7	$10,353.8

Operating Income	$323.4	$309.4	$1,292.5	$1,241.8
Net Realized Investment Gain (Loss)	(17.3)	9.3	16.1	6.8
Non-operating Retirement-related Loss	(65.8)	(2.4)	(70.0)	(32.9)
Costs Related to Early Retirement of Debt	—	—	(13.2)	—
Long-term Care Reserve Increase	(698.2)	—	(698.2)	—
Unclaimed Death Benefits Reserve Increase	—	(95.5)	—	(95.5)
Group Life Waiver of Premium Benefit Reserve Reduction	—	85.0	—	85.0
Income Tax (Benefit)	178.8	(84.6)	(113.8)	(347.1)
Net Income (Loss)	$(279.1)	$221.2	$413.4	$858.1

PER SHARE INFORMATION

Net Income (Loss) Per Common Share
Basic	$(1.11)	$0.85	$1.62	$3.24
Assuming Dilution	$(1.11)	$0.84	$1.61	$3.23

Weighted Average Common Shares - Basic (000s)	252,422.6	261,147.6	255,525.9	264,725.8
Weighted Average Common Shares - Assuming Dilution (000s)	252,422.6	262,557.9	256,652.8	265,949.2
Outstanding Shares - (000s)			252,309.7	260,017.4

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

($ in millions, except share data)
	Three Months Ended December 31
	2014		2013
		per share		per share *
After-tax Operating Income	$228.8	$0.90	$223.8	$0.85
Net Realized Investment Gain (Loss), Net of Tax	(11.2)	(0.04)	5.8	0.02
Non-operating Retirement-related Loss, Net of Tax	(42.9)	(0.17)	(1.5)	—
Long-term Care Reserve Increase, Net of Tax	(453.8)	(1.80)	—	—
Unclaimed Death Benefits Reserve Increase, Net of Tax	—	—	(62.1)	(0.24)
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	—	—	55.2	0.21
Net Income (Loss)	$(279.1)	$(1.11)	$221.2	$0.84

	Twelve Months Ended December 31
	2014		2013
		per share *		per share *
After-tax Operating Income	$910.4	$3.55	$882.5	$3.32
Net Realized Investment Gain, Net of Tax	12.8	0.05	3.9	0.02
Non-operating Retirement-related Loss, Net of Tax	(45.6)	(0.18)	(21.4)	(0.08)
Costs Related to Early Retirement of Debt, Net of Tax	(10.4)	(0.04)	—	—
Long-term Care Reserve Increase, Net of Tax	(453.8)	(1.77)	—	—
Unclaimed Death Benefits Reserve Increase, Net of Tax	—	—	(62.1)	(0.24)
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	—	—	55.2	0.21
Net Income	$413.4	$1.61	$858.1	$3.23

* Assuming Dilution

	Unum US
	Group Life and Accidental		Unum US
	Death and Dismemberment		Voluntary Benefits
		benefit ratio		benefit ratio
Three Months Ended December 31, 2013
Premium Income	$332.9		$161.0
Benefits and Change in Reserves for Future Benefits	197.0	59.2%	106.4	66.1%
Unclaimed Death Benefits Reserve Increase	(49.1)		(26.3)
Group Life Waiver of Premium Benefit Reserve Reduction	85.0		—
Benefits and Change in Reserves for Future Benefits,
Excluding Reserve Adjustments	232.9	70.0%	80.1	49.8%

	Colonial Life
		benefit ratio
Three Months Ended December 31, 2013
Premium Income	$308.1
Benefits and Change in Reserves for Future Benefits	181.4	58.9%
Unclaimed Death Benefits Reserve Increase	(20.1)
Benefits and Change in Reserves for Future Benefits,
Excluding Reserve Adjustment	161.3	52.4%

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10

Reconciliation of Non-GAAP Financial Measures - Continued

($ in millions, except share data)
	December 31
	2014		2013
		per share		per share
Total Stockholders' Equity (Book Value)	$8,552.4	$33.90	$8,659.1	$33.30
Net Unrealized Gain on Securities	290.3	1.15	135.7	0.52
Net Gain on Cash Flow Hedges	391.0	1.55	396.3	1.52
Subtotal	7,871.1	31.20	8,127.1	31.26
Foreign Currency Translation Adjustment	(113.4)	(0.45)	(47.1)	(0.18)
Subtotal	7,984.5	31.65	8,174.2	31.44
Unrecognized Pension and Postretirement Benefit Costs	(401.5)	(1.59)	(229.9)	(0.88)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,386.0	$33.24	$8,404.1	$32.32

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	11